EXHIBIT 10.1

The People's Procuratorate of Zhushan County, Hubei Province

Letter of Prosecution

Zhu-Jian-Criminal-Indictment[2014] No. 133

Defendant: Charlie Leung, a.k.a. Tianming Liang, male, born on December 26, 1952, US national, overseas residence at 143-40 Flushing St. #6D, New York in the United States, passport number 490528668, had received undergraduate education, and is the Vice President of E-World USA Holding., Inc. in Mainland China. He was criminally detained by Public Security Bureau of Zhushan County on June 6, 2014 for suspected organization and leadership in direct marketing activities. On July 7 of the same year, his arrest was approved by the People's Procuratorate of Zhushan County and the arrest was carried out by the Public Security Bureau of Zhushan County on the same day.

Defendant: Yongguo Li, male, born on May 2, 1959, citizen ID number 510725195905022019, Han ethnic group, had received high school education, a retired worker, whose registered domicile is at Youxian District, Mianyang City, Sichuan Province, residing at No. 102, Area 2, No. 165 E. Section, Yihuan Road, Youxian District, Mianyang City, Sichuan Province. He was criminally detained by the Public Security Bureau of Zhushan County on June 8, 2014 for suspected organization and leadership in direct marketing activities. On July 7 of the same year, his arrest was approved by the People's Procuratorate of Zhushan County and the arrest was carried out by the Public Security Bureau of Zhushan County on the same day. His bail was posted pending trial at the Public Security Bureau of Zhushan County on August 13, 2014.

Defendant: Tianxia Du, female, born on July 13, 1966, citizen ID number 510725196607130024, Han ethnic group, had received college education, unemployed, whose registered domicile is No. 49, Wulidui Road, Youxian District, Mianyang City, Sichuan Province. She was criminally detained by the Public Security Bureau of Zhushan County on June 8, 2014 for suspected organization and leadership in direct marketing activities. On July 7 of the same year, her arrest was approved by the People's Procuratorate of Zhushan County and the arrest was carried out by the Public Security Bureau of Zhushan County on the same day. Her bail was posted pending trial at the Public Security Bureau of Zhushan County on August 13, 2014.

The investigation of the case conducted by the Public Security Bureau of Zhushan County is concluded. The case regarding the suspected organization and leadership in direct marketing activities by the defendants Charlie Leung, Yongguo Li and Tianxia Du was submitted to the court on September 4, 2014 for review and prosecution. After the court has accepted the case, it has notified the defendants on September 4, 2014 about their right to retain counsels, and has interrogated the defendants according to the law and has examined all case materials. During the period, due to some unclear facts, the case was returned on September 30, 2014 for additional investigation. The Public Security Bureau of Zhushan County resubmitted the case to the court for review and prosecution on October 29, 2014.

The findings after the case is reviewed according to the law are as follows:

In 2007, Dinghua Wang (dealt with separately), a Chinese American, registered and established E-World USA Holding, Inc. (hereinafter referred to as E-World) in Los Angeles, USA and Dinghua Wang is the president of the company. The company sells health supplements such as Heart Power, Cell Power, Longevity, US-Liver Gold, OPC Spa capsules and cosmetics directly online globally. Charlie Leung became a shareholder of the company through a investment of US$50,000 in the company in 2010 and has successively held the posts of Vice President, Senior Consultant and Vice President of the company in mainland China. He is in charge of the sales, lecture and training for agents and members in multiple regions worldwide. In July of 2012, in order to expand the mainland Chinese market and promote the sales of E-World products in mainland China, Dinghua Wang assigned Charlie Leung to expand the market in China before acquiring the direct marketing license from the Chinese government. Moreover, together with Charlie Leung, they have drawn up membership bonus system and membership original stock bonus system such as "Referral Bonus", "Performance Bonus", "Counseling Bonus" to organize and lead direct marketing activities in China by getting and developing downline members in China. The members are required to purchase health products or cosmetics of different values from the company to become the company's bronze, silver, gold and diamond member, and to get bonus and commission based on the number of downline members and their sales performance. As of now, the company has 7146 members in mainland China and the MLM amount has reached 22,452,600 US dollars, which is equivalent to RMB 0.14 billion. After Charlie Leung became the Vice President for mainland China region and became responsible for expanding the mainland Chinese market in July of 2012, the total number of members developed was 3934 and MLM amount was 13982485 US dollars, which is equivalent to RMB 87250706.4.

In order to make exorbitant profits, Yongguo Li and Tianxia Du have aggressively listened to Charlie Leung's propaganda and training with the knowledge that E-World is a MLM organization. They have successively joined the company to become an agent of the company in Mianyang City, Sichuan Province and have vigorously expanded their downline membership to make huge profits. At the time the case was discovered, Yongguo Li already had 205 downline members and had made an illegal profit of 236362.87 US dollars, and Tianxia Du already had 116 downlin members and had made an illegal profit of 222590.12 US dollars.

After the case was discovered, Dinghua Wang's special accounts for MLM activities were blocked and the funds in the amount of RMB 22848737.5 and US$1320.87 in the accounts were frozen.

The above facts are confirmed based on the following evidences:

1. Testimonies of Xuemei Shi, Lirong Quan, etc.; 2. Bank transaction details and inquiries of Yongguo Li, etc.; 3. Material evidence; 4. Written record of long-distance inspection; 5. Electronic documents of E-World's membership information, summarized list of bonus given, etc.; 6. Defendants' statement and defense.

The court believes that in the name of promoting the sales of the products, the defendants Charlie Leung, Yongguo Li and Tianxia Du have requested the participants to purchase products in order to be qualified to join the MLM and these participants have formed layers according to a certain order. The number of people they brought is used indirectly as the basis for compensation and commission and thus the participants are induced to bring more people to join the MLM, to make gain by fraud, and to disturb social order. In the direct marketing activities, Charlie Leung is responsible for the promotion and training and is a leader in the organization of promotional activities. The three defendants' action has violated Article 224-1 of the Criminal Law of the People's Republic of China. The criminal facts are clear and the evidences are true and sufficient. They should be sought criminal responsibility for organizing and leading the direct marketing activities and they should be prosecuted according to Article 172 of the Criminal Litigation Law of the People's Republic of China. Please sentence them according to the law.

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To: The People's Court of Zhushan County, Hubei Province

Prosecutor: Shengyang Xue

The People's Court of Zhushan County,

Hubei Province <sealed>

November 10, 2014

SEAL: This is a true and correct copy of the original.

Note:

1. Defendant Charlie Leung is currently taken into custody at Zhushan County Prison. Defendant Yongguo Li and Tianxia Du are bailed and pending trial at home. Their contact numbers are 18681681983, 15882860993;

2. Evidence list and witness list, one each;

3. Ten case files and fifteen letter of prosecution;

4. Material evidence: Eight bottles of health products and ten CDs.

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